ARTICLES  OF  AMENDMENT  TO
                ARTICLES  OF  INCORPORATION  (PROFIT)

Pursuant  to   7-110-106  and  part 3 of article 90 of title 7, Colorado Revised
Statutes (C.R.S.), these Articles of Amendment to its Articles of Incorporation are delivered to the Colorado Secretary of State for filing.

1.     The  name  of  the  corporation  is  Pangea  Petroleum  Corp.
       (If changing the name of the corporation, indicate name of corporation BEFORE the name change)

2. The date the following amendment(s) to the Articles of Incorporation was adopted: 08/11/03

3. The text of each amendment adopted (include attachment if additional space needed):
       SEE  ATTACHED  SHEET

4.     If changing the corporation name, the new name of the corporation is: N/A

5. If providing for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment: N/A

6.     Indicate  manner  in  which  amendment(s)  was  adopted  (mark only one):

       _____   No  shares  have  been  issued  or  Directors elected  -  Adopted by Incorporator(s)
       _____   No  shares  have been issued but Directors have been elected -
               Adopted by  the  board  of  directors
       _____   Shares  have  been  issued  but  shareholder action was not required -Adopted  by  the  board  of  directors
        XXX    The  number  of  votes  cast  for the amendment(s) by each voting
        ---    group entitled  to  vote separately on the amendment(s) was sufficient for approval by that voting group - Adopted by the shareholders

7. Effective date (if not to be effective upon filing) _________________ (Not to exceed 90 days)

8. The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are: Pangea Petroleum Corp. Attn. Charles Pollock, 5850 San Felipe, Suite 500, Houston, Texas 77057

Causing a document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed or the act and deed of the entity on whose behalf the individual is causing the document to be delivered for filing and that the facts stated in the document are true.

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ARTICLE  III  OF  THE  ARTICLES  OF  INCORPORATION  IS  AMENDED  TO  READ:

The total number of shares of stock that the Corporation shall have authority to issue is Two Hundred Ten Million (210,000,000) consisting of Two Hundred Million (200,000,000) shares of Common Stock, par value $0.001 per share ("Common
Stock"), and Ten Million (10,000,000) shares of Preferred Stock, par value $0.001 per share ("Preferred Stock").

Shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which shall have mach distinctive designation or title as shall be determined by the Board of Directors of the Corporation ("Board of Directors") prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as maybe adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of the Directors (the "Voting Stock"), voting together as single class, without a separate vote of the holders of the. Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation."